Exhibit 10.3

                            January 3, 2005

Michael Riedlinger
30 Alpine Drive
Rochester, New York 14618

Dear Michael,

We are pleased to extend to you an offer of employment as the President of NaturalNano, Inc. (“the company”) effective April 4, 2005. Your annual full time salary will be $100,000 which will be paid on a bi-weekly basis at the rate of $3846.15 in gross wages every two weeks. You will be entitled to four weeks vacation (20 days) annually, earned on a pro-rata basis of 1.67 days each month. You will be eligible for a review of this compensation package effective January 1, 2006.

In addition to the statutory benefits defined by federal and local laws, (FICA, FUTA, New York State Disability Insurance and Workers Compensation) you will be entitled to the benefits available to other NaturalNano officers and employees. Currently this includes employer paid health and dental insurance coverage. You will also be eligible for an initial grant of 1,500,000 stock options at grant price of $.10 per share. These shares will vest as follows: 500,000 on the date of grant, 500,000 on March 1, 2006 and the remaining 500,000 on March 1, 2007. Notwithstanding any provision herein to the contrary any unvested portion of the option shall immediately expire upon termination of employment for any reason. This option grant will be governed pursuant to the “NaturalNano, Inc. 2004 Stock Option Plan.”

Your job responsibilities will include all strategic, operational and financial matters of the company. You will report directly to the Board of Directors and be responsive as requested to the board members and related sub-committees of the board.

This agreement is terminable by you or the company upon ninety (90) days’ written notice or by us for cause or upon your death or disability. As a condition of your employment, you will be required to sign our standard non-disclosure agreement regarding confidential proprietary information obtained in the course of your employment. A copy of this agreement is attached to this letter for your reference.

Please indicate your acceptance by signing below and returning a signed copy to my attention. I look forward to working with you at NaturalNano—WELCOME!!

Regards,

Michael Weiner
Chairman of the Board
NaturalNano, Inc.

Agreed to and accepted _________________________________ Date: _________

September 20, 2005

Michael Riedlinger
30 Alpine Drive
Rochester, New York 14618

RE:  Amendment No. 1 to Employment Letter

Dear Michael,

This letter hereby amends your employment letter dated January 3, 2005.

The first paragraph of the letter is hereby amended to read as follows:

“We are pleased to extend to you an offer of employment as the President of NaturalNano, Inc. (“the company”) effective January 1, 2005. Your annual full time salary will be $135,000 which will be paid on a bi-weekly basis at the rate of $5,192.30 in gross wages every two weeks. You will be entitled to four weeks vacation (20 days) annually, earned on a pro-rata basis of 1.67 days each month. You will be eligible for a review of this compensation package effective January 1, 2006.”

In addition, a new paragraph shall be added as follows:

“Upon completion of the company’s raising financing of not less than $3,000,000, you shall receive a cash bonus of $10,000. Additionally, you shall be eligible to receive a bonus of up to $20,000 upon completion of certain milestones which include the following: (i) the Company shall be listed and trading on the OTCBB; (ii) the Company’s stock shall have traded at an average price of $1.00 or greater for a period of not less than 30 days; and (iii) the Company shall demonstrate progress in achieving its milestones as more fully described in the Company’s business plan.”

All other terms and conditions of your employment will remain the same. Please let me know if you have any questions and we are pleased with the progress the company is making and your contributions to its success.

Regards,

Michael Weiner
Director
NaturalNano, Inc.

Agreed to and accepted _________________________________ Date:_________